EXHIBIT 99.1

FOR FURTHER INFORMATION: CONTACT: Elizabeth A. Sharp Vice President Corporate Relations (602) 389-8835 Three-Five Systems, Inc. 1600 North Desert Drive Tempe, AZ 85281-1230

TFS ANNOUNCES FIRST QUARTER 2004 RESULTS

Quarterly Revenue Up 52% Year-over-Year

TEMPE, ARIZ. – April 27, 2004 — Three-Five Systems, Inc. (NYSE: TFS) today announced its financial results for the first quarter ended March 31, 2004.

Quarterly Financial Results (in millions, except EPS):

	QUARTER ENDED
	March 31, 2004	Dec 31, 2003	March 31, 2003
Net Sales	$38.4	$45.9	$25.3
Loss from Continuing Operations	$(6.6)	$(3.2)	$(3.2)
Net Loss	$(6.6)	$(3.2)	$(5.5)
Loss per Share (Basic and Diluted)	$(0.31)	$(0.15)	$(0.26)

Jeffrey D. Buchanan, the Chief Financial Officer of TFS, said, “We incurred two one-time expense items in our gross margin totaling a little over $1.8 million, or $0.08 per share, this quarter. First, as we announced in February, we are consolidating our display module operations in China in order to streamline our factories and improve our capacity utilization. This consolidation resulted in $0.8 million of planned one-time expenses in the first quarter relating to employee termination issues in Manila. Second, we incurred an unplanned inventory loss of $1.0 million, relating to a latent defect in materials purchased from a supplier. We expect the supplier will reimburse us for most of that loss in the next several months. Even with this inventory issue, which equated to $0.05 per share, our results for the first quarter were within our announced range of expectations. Without that inventory issue, our loss this quarter would have been $0.26 per share.”

Jack Saltich, President and Chief Executive Officer of TFS, said “Our expectations for 2004 remain unchanged. We have organized our EMS+Display business around specific markets, and we have positive news to report in several of these targeted markets, including medical and telecommunications. The medical business plan we launched at the beginning of this year is hitting its milestones to begin production of high-level assembly of Class 2 and Class 3 medical products in the second half of 2004. Also, we have worked for the last six months with a leading Asian-based TFT producer to co-develop a portfolio of next-generation color TFT LCD display module platforms aimed at the mobile telecom market. More recently, we have begun to work with several major telecom customers to design in our TFT module into their new products, many of which are expected to commence production beginning in the second half of 2004. We are positioning our Beijing factory for a strong ramp as we continue to consolidate all our display module manufacturing in that location. Our efforts are focused on small form factor color TFT custom display modules for the mobile market.”

Saltich continued, “The integration of Integrex employees and customers has progressed very smoothly. We have nearly completed the transition to TFS of all of the Integrex customers that were targeted in our license

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agreement. In fact, we are anticipating a significant purchase order during the second quarter from the largest potential customer in the transaction, a company making products for the military market."

TFS Financial Highlights

•	Operating cash outflow in the quarter was $7.4 million, and net capital expenditures were approximately $0.1 million. Cash, restricted cash, and short term investment balances at the end of the first quarter 2004 decreased to $26.5 million as compared with $33.1 million at the end of the fourth quarter of 2003.

•	In order to fund working capital needs for the expected sales ramp in the second half of 2004, the company expects to close lines of credit in the second quarter with two separate banks totaling in excess of $15 million.

•	Comparative quarterly balance sheet metrics were as follows:

	Q1 2004	Q4 2003
Day sales outstanding (DSOs)	62	54
Inventory turns	5.7	6.9
Cash conversion cycle (in days)	61	55

•	The quarterly sales breakdown by industry was as follows:

Industry	Q1 2004	Q4 2003
Computing	47.7%	37.0%
Telecom	16.8%	31.9%
Medical	9.6%	8.9%
Industrial	11.3%	9.8%
Consumer	8.5%	7.8%
Automotive	6.1%	4.6%

•	The top ten customers accounted for 77% of the total first quarter revenue, compared to 80% in the fourth quarter of 2003.

Second Quarter 2004 Guidance

•	Revenue for the second quarter of 2004 is expected to be between $38 million and $40 million. Due to a shift in product mix, telecom revenue is expected to be down in the second quarter while revenue in other market segments is expected to be up. We expect a significant improvement in gross margins in that quarter.

•	Losses are expected to decrease to between $0.21 and $0.22 per share.

Full Year 2004 Guidance

•	Revenue expectations remain between $185 million and $195 million.

•	Loss per share expectations remain between $0.55 and $0.59.

•	Gross margin issues for the remainder of the year relate to excess factory capacity at offshore locations. As production volumes increase, gross margins are expected to rise sequentially.

•	The company continues to expect to achieve break even or profitability in the fourth quarter of 2004.

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TFS will host an analyst conference call today, April 27, to discuss its first quarter financial results and future outlook. The conference call may include forward-looking statements. The conference call will be Web cast and is scheduled to begin at 5:00pm Eastern Time (2:00pm Pacific). The live audio broadcast and replay of the conference call can be accessed on TFS’ Web site at www.tfsc.com under the Investor Relations section. The Web cast is also available at www.companyboardroom.com (Windows Media™ is required). TFS will maintain an audio replay of this conference call on its website for a period of time after the call. No other audio replay will be available.

About TFS

TFS is a recognized leader in providing electronics manufacturing services (EMS) to original equipment manufacturers (OEMs). TFS has a global footprint, with operations in the United States, Europe, and several locations in Asia. TFS offers a broad range of engineering and manufacturing capabilities, with a special emphasis and expertise in display solutions. TFS’ website is located at www.tfsc.com.

Three-Five Systems, Inc. and the TFS logo are trademarks or registered trademarks of TFS. All other trademarks are the property of their respective owners.

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and TFS intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include all bulleted items under the headings “Second Quarter 2004 Guidance” and “Full Year 2004 Guidance,” as well as the statements regarding reimbursement from a supplier for a materials loss, meeting high expectations in 2004, a strong second half sales ramp, the commercial realization of revenue from development projects and commitments, the success of the integration of the Integrex employees, and expectations regarding the closing of credit facilities in the next few weeks. TFS cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include: (a) changes in the markets for the company’s products; (b) the company’s ability to penetrate new markets; (c) the successful integration of the company’s various acquisitions; (d) changes in the market for customers’ products; (e) the failure of TFS products to deliver commercially acceptable performance; (f) the ability of TFS to increase yields and efficiencies in its manufacturing facilities; (g) the ability of TFS’ management, individually or collectively, to guide the company in a successful manner; and (h) other risks as detailed from time to time in TFS’ SEC reports, including its Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and Annual Reports on Form 10-K.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED MAR 31,
	2003	2004
	(in thousands, except per share data)
Net Sales	$25,324	$38,444

Costs and Expenses:
Cost of Sales	25,149	38,665
Selling, General and Administrative	3,727	5,599
Research, Development and Engineering	1,266	673
Gain on Sale of Assets	(13)	(167)
Amortization of Intangibles	511	511

	30,640	45,281

Operating Loss	(5,316)	(6,837)
Interest and Other Income, net	305	161
Minority Interest in Income of Consolidated Subsidiary	—	(80)

Loss from Continuing Operations before Income Taxes	(5,011)	(6,756)
Benefit from Income Taxes	(1,814)	(112)

Loss from Continuing Operations, net of taxes	(3,197)	(6,644)
Loss from Discontinued Operations	(2,278)	—

Net Loss	$(5,475)	$(6,644)

Loss per Share — Basic and Diluted:
Continuing Operations	$(0.15)	$(0.31)
Discontinued Operations	(0.11)	—

Net Loss	$(0.26)	$(0.31)

Weighted Average Shares Outstanding	21,286	21,321

CONDENSED CONSOLIDATED BALANCE SHEETS

	DEC 31, 2003	MAR 31, 2004
ASSETS	(in thousands)
Cash and Cash Equivalents	$27,976	$21,490
Cash on Deposit Maintained for Compensating Balances	—	5,000
Short-term Investments	5,130	—
Accounts Receivable, net	28,133	24,253
Inventories	25,854	28,268
Income Taxes Receivable	678	—
Short-term Deferred Tax Asset	130	122
Assets Held for Sale	8,615	8,615
Other Current Assets	2,782	3,860

Total Current Assets	99,298	91,608
Property, Plant and Equipment, net	25,323	23,963
Intangibles, net	7,574	7,156
Goodwill	34,606	34,606
Other Assets	436	454

Total Assets	$167,237	$157,787

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable	$30,826	$24,054
Accrued Liabilities	4,917	5,498
Deferred Revenue	48	108
Current Portion Term Loans	1,515	1,518
Current Portion Capital Leases	2,352	2,410
Line of Credit	—	5,000

Total Current Liabilities	39,658	38,588
Long-term Liabilities	1,441	—
Capital Leases	6,543	6,003

Total Liabilities	47,642	44,591
Minority Interest in Consolidated Subsidiary	2,563	2,643
Stockholders’ Equity	117,032	110,553

Total Liabilities and Stockholders’ Equity	$167,237	$157,787